EXHIBIT 10.12

Indian River State College

LEASE AGREEMENT

THIS LEASE AGREEMENT (Hereinafter referred to as “Agreement”), is made and entered into as of this _______ day of _____, 2010, (“Effective Date”), by and between the District Board of Trustees of Indian River State College (“Landlord”) and Digital Domain Holdings (“Tenant”). Under no circumstances shall the Agreement be deemed to constitute, construe or imply to create the relationship of principal and agent, partnership, joint venture or other type of business relationship between the parties other than the relationship of landlord/tenant.

WITNESSETH:

1.	PREMISES

1.1
For and in consideration of the rental, terms, provisions and conditions hereinafter set forth to be kept and performed by Tenant, Landlord hereby rents unto Tenant, and Tenant hereby takes and hires from Landlord, upon the terms, provisions and conditions hereinafter set forth, the real property (“Premises”) described in Exhibit A:

2.	USE OF PREMISES

2.1
Tenant understands that the leased Premises occupies a portion of a building located on a campus of Indian River State College (IRSC) whose primary mission is to provide education opportunities and a learning environment for its students. Tenant’s activities, functions and schedule must acknowledge and accommodate the College’s primary mission. Tenant must understand that Indian River State College is a public educational entity and subject to many statutes, rules and regulations that private enterprise is not subject to. Occupancy of Premises by Tenant could subject Tenant to certain public requirements. Landlord acknowledges the highly sensitive and proprietary work that Tenant conducts and will make reasonable accommodations to this type of business model as long as the educational mission of the College is not hindered, in any way. Premises shall be used solely as office(s) for an active business and for activities defined in Exhibit A-1 through A-3.

2.2
In support of academic objectives of the premises and the intrinsic value of internship in the education process, tenant agrees to make reasonable accommodations to offer internship and collaboration opportunities to students enrolled in the Digital Media, Arts, and Graphics programs at IRSC.

2.3
Tenant shall comply with all building codes and other requirements that Landlord is subject to, as well as, any local, state or federal law or regulation required by Tenant’s occupancy of the Premises. The Authority having Jurisdiction over the interpretation, review, and approvals of all codes – including but not limited to building, fire prevention, and life safety codes - related to the Premises shall be the Chief Engineer & Building Official for Indian River State College and he, or his authorized designee, shall exercise said authority as prescribed by the laws of the State of Florida.

2.4
Tenant shall not (a) use the Premises for any illegal purpose, nor for any purpose that is injurious to the health, safety and welfare of the public or that may jeopardize Tenant’s insurance coverage of the Premises; or (b) create or permit any nuisance in or on the Premises. Tenant hereby covenants to Landlord that no hazardous substances, as defined by any federal, state or local law, will be stored, used or generated on the Premises without prior written notice to and acceptance by Landlord and without strict compliance with all local, state and federal laws and regulations regarding the same If hazardous waste is generated with Landlord consent, tenant will be responsible for all record keeping and disposal and will provide landlord with such records. In the event that an employee of tenant is involved in an accident or injured on campus, IRSC Campus Security will be notified and Security will filed an accident/incident report. Tenant’s insurance company will be responsible for filing any workman’s compensation claims with their insurance carrier.

2.5	Security Systems and all other technologies such as cell phone jamming must integrate and not interfere with college systems.

2.6	Tenant accepts the demised premises in their present condition and as suited for the use intended by Tenant.

2	RENTAL

3.1	The term of this Agreement shall commence on May 1, 2010 and terminate on April 30, 2012, unless sooner terminated as hereinafter provided in paragraphs 13 and 18.

3.2
Tenant agrees to pay Landlord, on or before the first day of each month of the term of this Agreement, a monthly rental of $7,420 (Seven Thousand Four Hundred Twenty and 83/100 Dollars) based on an annual lease rate of $25.00 per square foot of office space plus any taxes as referenced in paragraph 14.

3.3
Tenant shall pay to Landlord promptly all rent, and all other charges as provided by this Agreement, as the same become due and payable without offset, deduction, notice or demand. If such sums are not paid on the first day of the month, Tenant shall pay to Landlord, as additional rent, a late charge of 5% of monthly rental amount. If any check delivered by Tenant to Landlord is dishonored, Tenant shall pay to Landlord a charge equal to the maximum amount lawfully charged for dishonored checks. Any payment made by a dishonored check shall be deemed to be late. Returned checks may not be redeemed by a personal check, but must be redeemed by cash, cashier’s check, certified check or money order. All charges under this section 3.3 shall be deemed to constitute additional rent due and payable upon notice from Landlord to Tenant, and Landlord shall have all the rights and remedies with respect thereto as Landlord has for the nonpayment of rent.

3.4
In addition to the above rent and charge, Tenant shall pay to Landlord the sums set forth in the Exhibit B Facility Alterations. These charges represent costs incurred by the Landlord to provide for the specific needs of the Tenant to occupy the space. The total amount from Exhibit B will paid during the first year of the lease in 12 equal monthly installments and due at the same time as the monthly rental (3.2) is due and is subject to the same late payment charges (3.3).

3.5
Checks shall be made payable to Indian River State College and shall be forwarded to the attention of the Vice President of Administration and Finance, Indian River State College, 3209 Virginia Avenue, Fort Pierce, Florida 34981.

4	SECURITY DEPOSIT

4.1
As security for the full and faithful performance by Tenant of each and every one of its duties and obligations under this Agreement, Tenant agrees to deposit with Landlord, prior to occupancy, a security deposit in cash in an amount equal to one month’s rent $7,420 (Seven Thousand Four Hundred and 83/100 Dollars). The security deposit shall be placed in a non-interest bearing account.

4.2
Upon default by Tenant of any of its obligations under this Agreement, not cured within fifteen (15) days of the date of such written notice of default, Landlord may use, apply or retain the whole or any part of the security deposit for the payment of any rent in default, or for any expenditure made by Landlord by reason of Tenant’s default of any of Tenant’s obligations of this Agreement. In the event Landlord uses, applies or retains the whole or part of Tenant’s security deposit, Tenant shall pay to Landlord immediately such amount that will fulfill Tenant’s obligation hereunder to maintain at all times a security deposit equal to one month’s rental.

4.3	If upon the termination of this Agreement Tenant shall have kept all of its duties and obligations hereunder, Landlord shall return to Tenant all the security so deposited with Landlord.

5	CONSULTATION

5.1
Tenant agrees that its principal(s) ____________, will meet at least quarterly with a person designated by Landlord to review and discuss the operation of its business, and will provide such statistics and documents as are required to describe and evaluate its operations.

6	UTILITIES

6.1
Landlord shall be responsible for the payment of all utility bills for normal office use of the Premises by Tenant. Normal office use of electricity shall include use of computer terminals, desk calculators and lab testing equipment using not more than 110/208/220 volts, 20 amps of power. Landlord retains the option to meter separately or to estimate any utility usage in excess of normal office use and Tenant shall be exclusively responsible for payment of excess usage. Tenants will provide their own telephone service and be billed directly.

6.2
Heating, ventilating and air conditioning systems shall be kept operating, at settings comparable to the building in which the Premises are situated, by Landlord during normal business hours Monday through Friday.

6.3
Landlord shall provide a garbage receptacle and garbage pickup at the Landlord’s expense. Landlord shall also provide a recycling receptacle for paper products, but it shall be the Tenant’s responsibility to discard the materials in the appropriate recycling bin within the building in which the Premises are situated.

6.4	Landlord’s obligations under this paragraph 6 are subject to reduction depending upon the availability of funds appropriated for the purposes herein.

7	CONSTRUCTION MAINTENANCE AND REPAIR

7.1	Landlord agrees to maintain and keep the Premises in good repair, exclusive of any repairs made necessary by the actions of the Tenant or Tenant’s agents, employees or invitees.

7.2	Tenant shall report promptly in writing to Landlord all items that Tenant contends Landlord is under a duty to provide maintenance and repair.

7.3
Tenant shall not make improvements or alterations to the Premise without the prior express written consent of Landlord. Tenant shall submit construction plans and specifications for all improvement or alterations to the Premised to the Landlord’s Chief Engineer & Building Official for review and approval prior to performing any improvements or alterations. Tenant shall be subject to the Landlord’s Building Permit and Building Inspection requirements as defined by the laws of the state of Florida and their interpretation by the Authority Having Jurisdiction (Section 2.2).

7.4
Upon the expiration or termination of this Agreement, all improvements or additions, shall vest in and become property of Landlord. Tenant shall remove all of Tenant’s personal property from the Premises on or before the expiration or termination of this Agreement. Tenant shall repair all damage to the Premises resulting from the removal of Tenant’s personal property. Tenant agrees that all of Tenant’s personal property in or on the Premises is located there at Tenant’s risk and Landlord shall not be liable for any damage thereto or loss thereof including damages caused by the negligence of Landlord, its officers, directors, employees and/or agents.

7.5	Any property acquired by Tenant through Landlord or acquired by Landlord for the use of Tenant shall become and remain the property of Landlord and shall not be removed by Tenant from the Premises.

8	INSPECTION

8.1
Tenant shall permit Landlord, its agents and employees, without prior notice, to enter into and upon the Premises at all reasonable times for the purpose of inspecting the Premises and making any necessary repairs or alterations to electrical wiring, heating and cooling systems, or plumbing and other similar repairs and alterations.

8.2
In addition, Tenant agrees to a minimum of one annual fire safety inspection to be performed by Landlord, IRSC Building Official, IRSC Fire Marshall, and SLC Fire Marshall as well as a minimum of two safety and sanitation inspections by Landlord, IRSC Safety Manager, and IRSC Risk Manager, or their designees.

9	INSURANCE/INDEMNIFICATION

9.1	Tenant shall at all times during the term of this Agreement, at its own expense, procure and maintain policies of Commercial General Liability insurance, naming the Landlord as an additional insured.

9.2	The Commercial General Liability insurance shall provide a combined single limit of not less than $1,000,000 per occurrence and $2,000,000 per claim for bodily injury or property damage.

9.3
Tenant will maintain throughout the term of this Lease statutory Worker’s Compensation Insurance including employer’s liability for all employees as required by applicable state and federal regulations.

9.4	Tenant shall submit a Certificate of Insurance on the policy or policies of such insurance with Landlord prior to occupancy of the Premises and on the policy renewal date each year thereafter.

9.5
The Premises are to be used and enjoyed at the sole risk of Tenant. In consideration of the benefits to be derived therefrom, Tenant hereby releases and discharges and shall indemnify and hold harmless Landlord from and against all liabilities, damages, costs and expenses (including all attorney’s fees and expenses incurred by Landlord), causes of action, suits, demands, judgments, and claims, of any nature whatsoever (excluding those based on the sole negligence of Landlord), arising from, by reason of or in connection with Tenant's occupancy of the Premises or the action or failure to act of Tenant or Tenant's employee, invitees, licensees, or agents, including the noncompliance or violation by Tenant, or by Tenant's employees, invitees, licensees, or agents, of any local, state or federal law or regulation.

10	DESTRUCTION OR DAMAGE TO PREMISES

10.1
If the Premises are totally destroyed or rendered untenantable by storm, fire, earthquake, hurricane or other natural catastrophe, this Agreement shall terminate as of the date of such total destruction or untenantability, with no obligation of Landlord to rebuild or provide other rental premises for Tenant. Any rental or other obligations accrued by or to the parties to this Agreement shall be accounted for between landlord and Tenant as of the date when the Premises were destroyed or rendered untenantable.

10.2
If the Premises are partially destroyed or rendered partially untenantable by storm, fire earthquake, hurricane or other natural catastrophe, Tenant shall have the option to elect either to terminate this Agreement by written notice to Landlord in accordance with Paragraph (21) or to continue this Agreement in force with an appropriate abatement of rent and without obligation of Landlord to repair, restore or rebuild the Premises at any time, even if Tenant elects to continue this Agreement. The Premises shall be considered partially destroyed or rendered partially untenantable when at least ten percent (10%) but less than one hundred percent (100%) of the Premises are destroyed or rendered untenantable.

11	TRANSFER, SUBLETTING AND ASSIGNMENT

11.1	Tenant shall not transfer, assign or sublet this Agreement, or any right or privilege of Tenant under this Agreement without prior, express, written consent of Landlord.

12	DEFAULT

12.1
If Tenant defaults in the payment of monetary rental or any other monetary obligation to Landlord and remains in default for ten (10) calendar days after the date of service of notice of such default by Landlord on Tenant; or if Tenant defaults in the performance of any other covenant or provision of this Agreement required to be complied with by Tenant and remains in default for thirty (30) calendar days after the date of service of notice of such default by Landlord on Tenant, then, Landlord may at once terminate this Agreement by written notice to Tenant.

12.2
Upon such termination, Tenant shall surrender the Premises to Landlord and remove all personal property from the same and, without requiring legal action to be taken by Landlord, Landlord may enter in and upon the Premises and take immediate possession and control of the Premises to the complete exclusion of Tenant. Landlord’s failure to exercise its rights after one or more defaults of Tenant shall not be construed as a waiver of Landlord’s rights upon any subsequent default.

13	TAXES

13.1	Tenant agrees to be responsible for all allocable property taxes, excise and franchise taxes and any other tax applicable to its operation, including sales and use tax on its lease.

14	EXTERIOR SIGNS

14.1
Tenant shall not install and operate signs or displays on the Premises, including the roof, exterior doors and exterior walls of the building in which the Premises are located, or in the windows of the Premises without the prior, express, written consent of Landlord.

15	FIXTURES AND PERSONAL PROPERTY

15.1
Tenant may install and operate in and on the Premises such fixtures and personal property as is required for Tenant’s permitted use of the Premises, subject to the prior, express, written approval of Landlord.

16	NO ESTATE

16.1
This Agreement shall create the relationship of landlord and tenant, otherwise known as a usufruct, and no estate shall pass from Landlord. Tenant’s interest in this rental agreement is not subject to levy and sale.

17	TERMINATION AND NO HOLDING OVER

17.1
Tenant shall vacate the Premises promptly upon termination of this Agreement. Any holding over or continued use or occupancy of the Premises by Tenant after termination of this Agreement, without the express written consent of Landlord, shall not constitute a Tenancy-At-Will, but Tenant shall be a Tenancy-At-Sufferance and shall be required to vacate the Premises immediately without notice.

17.2
Tenant and Landlord each shall retain the option to terminate this Agreement at any time by giving sixty (60) days written notice of Tenant’s or Landlord's intention to exercise such option to terminate. If lease is terminated by the Tenant during the first 12 months, all unpaid costs for Facility Alterations section 3.4 and Exhibit B will be due upon delivery of written notice of intention to exercise option to terminate.

17.3
Upon any such termination, Tenant shall surrender the Premises to Landlord and remove all personal property from the same and, without requiring legal action to be taken by Landlord, Landlord may enter in and upon the Premises and take immediate possession and control of the Premises to the complete exclusion of Tenant.

17.4	Tenant agrees to return the premises to the Landlord upon the expiration or termination of this Rental Agreement in as good condition and repair as when first received; normal wear and tear expected.

18	NO ABANDONMENT

18.1
Tenant shall occupy the Premises continuously throughout the term of this Agreement and shall not for any cause whatsoever, unless otherwise specifically permitted under this Agreement, desert, surrender, abandon, or cease operation of the Premises during the term of this Agreement.

19	RIGHTS CUMULATIVE

19.1	All rights, powers and privileges conferred by this Agreement shall be cumulative and not restrictive of those rights, powers and privileges conferred by law.

20	ATTORNEYS FEES

20.1
In the event of any litigation arising out of this Agreement the prevailing party should be entitled to recover reasonable attorney's fees from the loser through appellate proceedings, subject to the limitations of liability of IRSC under Florida law. Nothing herein shall constitute a waiver of sovereign immunity by IRSC.

21	NO WAIVER

21.1
No failure of Landlord to exercise any right or power given to Landlord under this Agreement, or to insist upon strict compliance by Tenant with the provisions of this Agreement, and no custom or practice of Landlord or Tenant at variance with the provisions of this Agreement, not acceptance by Landlord of rent or any other payments from any person other than Tenant, shall constitute a waiver of Landlord’s right to demand exact and strict compliance by Tenant with the terms and conditions of this Agreement.

22	NOTICES

22.1
All notices and other communications, hereinafter collectively referred to as “notices”, required by this Agreement to be secured from or given by either party to the other party shall be in writing and the original of said notice shall be delivered Either: (a) by hand delivery to the recipient party at such party’s address; or (b) sent by United States Certified Mail-Return Receipt Requested, postage prepaid and addressed to the recipient party at such party’s address. If sent by United States Certified Main-Return Receipt Requested, the sender of the notice shall “show to whom, date and address of delivery” of said notice on the returned receipt. The day upon which such notice is hand delivered or so mailed shall be deemed the date of service of such notice. Any notice, so hand delivered or mailed, the text of which is reasonably calculated to apprise the recipient party of the substance thereof, shall be deemed sufficient under this Agreement. Both parties hereto, by proper notice, may at any time and any number of times designate a different address to which notices to said party shall be given.

22.2
To Landlord:	To Tenant:

23	TIME IS OF ESSENCE

23.1	Time is of the essence of this Agreement. All time limits stated herein are likewise of the essence.

24	ENTIRE AGREEMENT

24.1
This Agreement constitutes the full, complete and entire agreement between Landlord and Tenant; no agent, employee, officer or representative of Landlord or Tenant has authority to make, or has made any statement, agreement, representation or contemporaneous agreement, oral or written, in connection herewith modifying, adding to or changing the covenants, terms and provisions of this Agreement. No modification or amendment of this Agreement shall be binding unless such modification or amendment is in writing, signed by Landlord and Tenant, and by reference incorporated into this Agreement.

25	GOVERNING LAW

25.1	This Agreement shall be governed by, construed under and performed and enforced in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, Landlord and Tenant, acting by and through their duly authorized representatives, have caused these presents to be signed, sealed and delivered all as of the date hereof.

LANDLORD

DISTRICT BOARD OF TRUSTEES OF INDIAN RIVER STATE COLLEGE

BY:

WITNESS:

TENANT

BY:	DATE:

WITNESS:	DATE:

STATE OF FLORIDA

COUNTY OF ST. LUCIE

Sworn to and subscribed before me this	day of